Exhibit 10.1

LEASE AGREEMENT BETWEEN

JUPITER HARBOUR OFFICE, LLC

and

DYADIC INTERNATIONAL (USA), INC.

TABLE OF CONTENTS

1.	Executive Summary of Lease Tenns	3

2.	Premises	6

3.	Term	7

4.	Condition and Use of Premises	7

5.	Rent	8

6.	Tenant Financials	8

7.	Improvements	8

8.	Alterations. Additions and Improvements	8

9.	Services	9

10.	Access	9

11.	Parking	9

12.	Repairs	9

13.	Liability	10

14.	Taxes and Assessments	10

15.	Signs	10

16.	Insurance	10

17.	Indemnification	11

18.	Waiver of Subrogation	12

19.	Destruction	12

20.	Condemnation	13

24.	Assignment	13

25.	Default/Remedies	13

26.	Subordination/Attornment/Estoppel	15

27.	Covenant of Quiet Enjoyment	16

28.	Rules and Regulations	16

29.	Landlord's Right of Entry	16

30.	Brokers	16

31.	Mechanics Lien	16

32.	Force Majeure	17

33.	Attorney Fees	17

34.	Hazardous Substances	17

35.	Interest	18

36.	Notices	18

37.	Entire Agreement	18

38.	Construction	18

39.	Counterparts	18

40.	Waiver	18

41.	Headings	18

42.	Severability	18

43.	Governing Law/Jurisdiction	19

44.	Limitation of Liability of Members and Officers	19

45.	Time	19

46.	Representations and Warranties	19

47.	Waiver of Jury Trial	19

48.	Radon Gas	19

49.	Recording: Confidentiality	19

50.	Joint and Several Liability	20

51.	Building Name	20

52.	No Air Rights	20

53.	Delivery for Examination	20

54.	Landlord/Tenant Relationship	20

55.	Covenants Independent	20

56.	Additional Lease Provisions	20

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease'') is entered into as of the Execution Date defined below between JUPITER HARBOUR OFFICE, LLC (the "Landlord'') having an address of 1000 North U.S. Highway One, Suite 902, Jupiter, Florida 33477 and DYADIC INTERNATIONAL (USA), INC. a Florida Corporation having an address of 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477 (the "Tenant''). The Landlord, in consideration of the rents and covenants to be kept and performed by the Tenant leases to the Tenant that certain property and improvements, more specifically described below, upon the following terms and conditions:

1.	Executive Summary of Lease Terms.

1.1.	The Building shall mean the Jupiter Harbour Office Building which consists of approximately 9,251 rentable square feet ofoffice space located at 1044 North U.S. Highway One, Jupiter, Florida 33477.

1.2.

CAM shall mean all costs relating to the operation, repair and maintenance in keeping the building in neat, clean, good order and condition and arising not as the result of an insured event of casualty, but not the replacement of the following: Common Areas and Common Area improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, common area lighting facilities, fences and gates, elevators, roofs, exterior walls of the building, building systems and roof drainage systems. Exterior signs and any tenant directories, any fire sprinkler systems and all other areas and improvements that are within the exterior boundaries of the Property but outside of the Building and/or any other space that is occupied by a tenant. The cost of water, gas, electricity, and telephone to service the Common Areas and any utilities not separately metered.

1.3.	The Execution Date shall mean the latest date of execution by the Landlord and the Tenant as reflected on the signature page of this Lease.

1.4.	The Interest Rate shall be twelve percent (12.0%) per annum.

1.5.	Landlord shall mean:

Jupiter Harbour Office, LLC

a Florida Limited Liability Company

1000 North U.S. Highway 1

Suite 902

Jupiter, FL 33477

Attn: Bjarne Borg, Manager

Email Address: NoticeUS@indexinvest.com

1.6.

The first Lease Year shall run from the Commencement Date through the period expiring three (3) years from that date. Thereafter, the Tenant has the option to extend the lease term for two consecutive years, each for an additional term ofone (1) year with sixty (60) days written notice.

1.7.	Managing Agent shall mean:

Index Management Services LLC

a Florida Limited Liability Company

1000 North U.S. Highway 1

Suite,902

Jupiter, FL 33477

Attn: Bjarne Borg, Manager

Email Address: NoticeUS@indexinvest.com

1.8.	Premises shall mean the office suite located in Suite 201 of the Building, consisting of approximately 1,719 square feet as outlined on Schedule A attached to this Lease.

Rent shall collectively mean the following:

Base Rent shall be:

First Lease Year through August 31, 2024: $33.50 per RSF ($4,798.87 per month) and shall increase by three percent (3%) each Lease Year.

Months 13-24: $34.50 per RSF

Months 25-36: $35.54 per RSF

Signage Rent The tenant shall have the option but not exclusive right to have a sign on the building and if so elected the extra fee for such signage shall be $450 per month and shall increase by three percent (3%) each Lease Year. Rent commencement shall occur upon installation and completion of the sign on the building, if Tenant elects to install Signage subject to Section 15 of this Lease. Upon execution of the Lease, the Tenant does not elect to rent the signage and therefore will not incur the $450.00 per month cost and Landlord reserves the exclusive right to lease the available signage space to other tenants.

Operating Expenses shall mean the actual costs for real estate taxes, insurance premiums, utility charges, maintenance costs and other operating expenses incurred at the Building, subject to Tenant's right to audit such Operating Expenses and the Cap on Operating Expenses.

For the First Lease Year, Landlord's estimate for Operating Expenses at the Building is $22.43 per RSF, which amount is broken down as follows:

Insurance: $2.37 per RSF

Property Taxes: $7.59 per RSF

Common Area Expenses: $12.47 per RSF

Operating Expenses shall not include (i) management fees to the extent above-market (not to exceed 3% of the gross rents of the Building), (ii) capital expenditures of any kind, (iii) depreciation or other non-cash items, (iv) marketing or leasing costs (including leasing commissions, attorneys' fees (in connection with the negotiation and preparation ofletters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building), (v) administrative or overhead costs of the Landlord, (vi) leasing commissions, rent concessions to tenants, and tenant improvements; (vii) executive's salaries; (viii) costs for which Landlord is reimbursed by insurance proceeds (or would be entitled to be reimbursed if Landlord had maintained all insurance Landlord is required to maintain hereunder), condemnation proceeds or pursuant to warranties or service contracts; (ix) rent under any underlying ground lease; (x) bad debt expenses, interest and, principal, points and fees on debts or amortization due under any Mortgages (as defined in Section 26.1) encumbering the Building; (xi) costs incurred in negotiating or enforcing leases against tenants, including attorneys' fees; (xii) interest and penalties for the late payment of any Operating Expenses; and (xiii) cost offurnishing services to any tenant to the extent reimbursed to Landlord by such tenant; (xiv) costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants, (xv) any expenses incurred for leasing, renovating or improving space for other tenants or prospective tenants, including, without limitation, tenant relocation cost reimbursements and lease buy-out payments, (xvi) costs incurred because Landlord or another tenant defaulted under the terms of a lease (including this Lease), (xvii) the cost of any work done or goods provided by affiliates of Landlord otherwise includable in Operating Expenses to the extent that such cost is in excess of the then going rate for similar work or goods in the geographic area where the Building is located, (xviii) costs incurred to remedy structural or other defects in the design or construction of the Building, (xix) any costs, fines or penalties incurred because Landlord violated any governmental rule or authority, (xx) charitable contributions or contributions to political organizations, (xxi) costs incurred by Landlord in connection with bringing the Building into compliance with all applicable laws, ordinances, rules and regulations in effect prior to the date Landlord delivers possession to Tenant; (xxii) increases in Building insurance premiums to the extent such increase is caused by or attributable to the use, occupancy or act of another tenant; (xxiii) the cost of overtime or other expenses to Landlord in curing its defaults; (xxiv) costs and expenses incurred in connection with any transfer of Landlord's interest in the Building and the land on which the Building is located; (xxv) funding of Holder (as defined in Section 26.1)-required reserve accounts; (xxvi) costs for the acquisition of decorations and other "Fine Art"; (xxvii) rentals for items which if purchased, rather than rented, would constitute a capital cost; (xxviii) depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (xxix) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or other occupants' improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (xxx) expenses in col1llection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly; (xxxi) costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; (xxxii) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any Holder (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any ofLandlord's interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xxxiii) reserves for capital improvements or replacements; (xxxiv) alteration of Common Areas; (xxxv) any franchise, excise, income, gross receipts, profits, capital levy, estate, municipal, county, state or federal income tax imposed upon Landlord; (xxxvi) any profit, gift, capital stock, inheritance, estate, succession and, transfer, franchise, corpoi-ation, net income or profit tax or capital levy imposed upon Landlord; (xxxvii) any assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the initial development or constmction of the Building, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing; or (xxxviii) other costs or expenses which are not associated with maintaining and operating the Building under Generally Accepted Accounting Principles ("GAAP") or would not normally be treated as Operating Expenses by landlords of comparable buildings in the local submarket. As to special assessments that are payable over a period of time extending beyond the Lease Term, only a pro rata portion of the special assessments, covering the Lease Term, shall be included in "Operating Expenses". If, by law, any assessment may be paid in installments, then, for the purposes of this Lease, (a) the assessment shall be deemed to have been payable in the maximum number of installments permitted by law, and (b) there shall be included in Operating Expenses, for each year in which the installments may be paid, the installments so becoming payable during that year, together with any interest payable on the assessments during the year. When calculating annual taxes, such calculation shall be the amount with the largest discount pursuant to the Palm Beach County Tax Collector invoice, which is usually the November payment.

Proportionate Share shall mean the RSF of the Premises divided by the RSF of the Building, both as determined in accordance with BOMA/ANSI standards and subject to adjustment in accordance with Section 1.8.

Cap on Operating Expenses: In no event shall the dollar amount representing Tenant's Proportionate Share of Operating Expenses that constitute Controllable Expenses (as defined below) be greater than 103% of the amount of Tenant's Proportionate Share of such Controllable Expenses for the previous Lease Year. Controllable Expenses shall mean all Operating Expenses other than the cost of insurance, cost of utilities, and real property taxes.

On or before the start of each Lease Year during the Term, Landlord shall endeavor to deliver to Tenant Landlord's good faith estimate of Tenant's Proportionate Share of Operating Expenses (subject to the Cap on Operating Expenses) (the "Estimate") for such year. If Landlord does not timely deliver an Estimate to Tenant, Tenant shall pay Tenant's Proportionate Share of Operating Expenses based on the prior year's Estimate until Landlord's Estimate is delivered to Tenant.

Tenant's Proportionate Share of Operating Expenses (subject to the Cap on Operating Expenses) shall be paid in monthly installments concurrently with payment of the monthly Base Rent. After the end of each calendar year, the total Operating Expenses (subject to the Cap on Operating Expenses) for such year (and at the end of the Lease Term, the total Operating Expenses for the period since the end of the immediately preceding calendar year) shall be determined by Landlord. Within one hundred eighty (180) days after the end of each calendar year, Landlord shall provide Tenant with a reconciliation statement showing the amount of the actual components of Operating Expenses for the basis of the Operating Expenses (subject to the Cap on Operating Expenses). If the annual reconciliation statement reflects an underpayment of Operating Expenses (subject to the Cap on Operating Expenses), Landlord shall also deliver to Tenant an invoice which Tenant shall pay thirty (30) days following receipt of such invoice. If the reconciliation statement reflects an overpayment of Operating Expenses (subject to the Cap on Operating Expenses), Tenant shall be entitled to a credit against the next payment(s) of Rent in an amount equal to the overpayment, or, if the Lease Term has ended, then a lump sum payment from Landlord within thirty (30) days following delivery of such invoice. Tenant or its authorized agent shall have the right, upon three (3) business days' advance notice, to visit manager's office where all records are retained to inspect its books and records concerning the Operating Expenses. If, after Tenant's inspection, Tenant disputes the amount of Operating Expenses (subject to the Cap on Operating Expenses) set forth in Landlord's reconciliation statement, Tenant shall submit a written report to Landlord setting forth any claims to be asserted against Landlord as a result of Tenant's inspection (the"Report"). Landlord shall reasonably cooperate with Tenant in connection with such inspection. Landlord and Tenant then shall use good faith effotis to resolve Tenant's claims set forth in the Repoti. If the parties do not reach agreement on the claims within thirty (30) days after Landlord's receipt of the Report, then the dispute shall be submitted to arbitration as hereinafter provided. Within twenty (20) days after expiration of the thirty (30) day period referenced in the foregoing sentence, each party shall appoint as an arbitrator a reputable independent nationally or regionally recognized accounting firm ("Reviewer") with at least ten (10) years' experience in accounting related to commercial lease transactions and shall give notice of such appointment to the other party; provided, however, if Tenant used a Reviewer to perform its inspection, the Reviewer shall be deemed to have been appointed by Tenant as its arbitrator for purposes of this provision. Within ten (10) days after appointment of the second arbitrator, the two arbitrators shall appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both, may request such appointment from the office of the American Arbitration Association ("AAA") nearest to Landlord. The arbitration shall be conducted in accordance with the rules of the AAA. If the AAA shall cease to provide arbitration for commercial disputes in location, the third arbitrator shall be appointed by any successor organization providing substantially the same services. Within ten (10) days after the third arbitrator has been selected, each of the other two arbitrators, on behalf of the party it represents, shall submit a written statement, along with any supporting document, data, reports or other information, setting forth its determination of the amount of Operating Expenses (subject to the Cap on Operating Expenses) that are in dispute. The third arbitrator will resolve the dispute by selecting the statement ofone of the parties as submitted to the third arbitrator. Within (10) ten days after the third arbitrator's receipt of the statements from the other arbitrators, the third arbitrator shall notify both parties in writing of the arbitrator's decision. The decision of the third arbitrator shall be final and binding upon the parties and their respective heirs, executors, successors and assigns. If either of the parties fails to furnish its statement to the third arbitrator within the time frame specified herein, the third arbitrator shall automatically adopt the other party's statement as final and binding. The cost of arbitration (exclusive of each party's witness and attorneys' fees, which shall be paid by the party) shall be shared equally by the parties and Tenant shall pay its own costs in connection with its inspection; provided, however, that if the inspection discloses that Landlord has overstated the item(s) of Operating Expenses (subject to the Cap on Operating Expenses) by more than 3%, then Landlord also shall be obligated to reimburse Tenant for the reasonable costs of Tenant's audit.

If the Rent Commencement Date is not the first day of a month, then Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one thirtieth (1130th) of the monthly installment of the Rent payable during the first Lease Year.

1.9.	Schedules shall mean:

A - Premises Description

B - Rules and Regulations

C - Janitorial Service

D- Rent Schedule

1.10.	Security Deposit and First Month Rent: Tenant shall pay the first month, Security Deposit and last month's Rent as set forth in schedule D on the Execution Date.

1.11.	Tenant:

DYADIC INTERNATIONAL (USA), INC.

140 Intracoastal Pointe Drive, Suite 404

Jupiter, FL, 33477, USA

1.12.	The Term of this Lease shall be from the Commencement Date through the Expiration Date as defined below.

1.12.1.	Commencement Date shall be September 1, 2023.

1.12.2.

Expiration Date shall be August 31, 2026. Sixty (60) days prior to Lease expiration prior to June 21, 2026 Tenant shall have an option to renew this Lease for an additional (1) year ending on August 31,2027. If Tenant elects to renew the lease then prior to June 30, 2027 Tenant has the option to the extend the lease for an additional (1) year period ending August 31, 2028, subject to annual increases of 3% of the Base Rent with the first increase being applied as of September 1, 2024.

1.13.	Use shall mean the following:

1.13.1.	Tenant's Permitted Use: general office work.

2.	PREMISES.

2.1.

The property leased is the Premises as defined above. Unless specifically provided to the contrary elsewhere in this Lease. The term "Premises" shall consist of only that interior space located within the perimeter described on Schedule A (including the interior portions of the wall surfaces, ceiling, and floor) and shall not include the roofor any exterior wall surfaces (other than exterior glass). The term "Building" shall include the parcel ofreal property on which the improvements are located and all improvements thereon (including, but not limited to,

Common Areas as defined below), whether leased to the Tenant or not.

2.2.

The Premises are leased together with a non-exclusive license to use, in common with the Landlord and other tenants in the Building, those common areas necessary for ingress and egress, including lobbies, restrooms, halls, 'Fishbowl' conference room, internet, stairways, drives, sidewalks and parking areas, along with any other areas which Landlord may, but is not obligated to designate for common use by tenants (the "Common Areas"). Tenant shall observe restricted parking areas designated by the Landlord. The Landlord does not grant any easement for light, air, or view.

3.	TERM.

3.1.

Term. This Lease shall be effective as of the Commencement Date and shall remain in effect during the Term subject to the right of termination as provided in this Lease and pursuant to Florida Statutes.

4.	CONDITION AND USE OF PREMISES.

4.1.	Condition of Premises.

4.1.1.

Neither the Landlord, nor its agents, its Broker, or the Managing Agent, has made any representations with respect to the Premises or Building that are not set forth in the Lease. The Tenant represents that i,t has made its own inspection of and inquiry regarding the condition of the Premises and Building and is not relying on any representations of the Landlord or its agents, its Broker, or the Managing Agent that are not set forth in the Lease. Except for latent defects not reasonably discoverable in the walk-through described below, taking possession of the Premises by the Tenant shall be conclusive evidence, as against the Tenant, that the Tenant accepts the same "as is," and that the Premises, the Building and the Common Areas were in good and satisfactory condition at the time of taking possession and suitable for the Tenant's Permitted Use. Notwithstanding the preceding to the contrary, the Landlord represents that as of the Execution Date, the plumbing, electrical. HVAC, fire suppression (including sprinklers, two emergency stairwells and a monitored fire alarm system) and other basic building systems serving the Premises shall be in good working order and condition. The HVAC is provided by three (3) split system units servicing the Premises (13 tons). The Tenant shall have full control over temperature and hours of operation as electricity to the Premises shall be separately metered and paid for by the Landlord directly to the utility company. Approximately twenty (20) watts/rsf of power shall be available to the Premises on a watts/rentable square foot basis. Landlord shall provide a minimum of seven (7) watts/rsf of power to meet the Tenant's needs throughout the Lease Term and any extensions and for any expansions. The Tenant shall be responsible for the maintenance and repair of its individual electricity usage. Notwithstanding the preceding to the contrary, the Landlord represents that to the best of its knowledge, as of the Execution Date, the Building (including the Premises) and Common Areas comply with all applicable legal requirements of any governmental or quasi governmental body. The Landlord or its agents shall make themselves available to the Tenant for a walk through inspection of the Premises prior to the Tenant's taking possession thereof.

4.2.

The Premises shall be used and occupied by the Tenant for the Tenant's Permitted Use and for no other purpose. The Tenant may not use the Premises or any portion thereof for any illegal or unlawful purpose and may not cause or permit a nuisance to be created or maintained on the Premises including, without limitation, noises of such a level as to disturb others in the Building. The Tenant's use of the Premises and the Common Areas shall comply with the "Rules & Regulations" listed in Schedule B, if any, that apply to the Premises. The Tenant shall not use the Premises in such a way that is reasonably likely to increase the fire insurance premiums on the Building or make that insurance unavailable to the Landlord.

4.3.

The Tenant shall comply with all legal requirements of any governmental or quasi-governmental body including City, County, State or Federal boards having jurisdiction respecting any operation conducted or any equipment installations or other property placed upon, in or about the Premises by it. The Tenant shall immediately, on discovery of any unlawful use within the Premises, take action to halt that activity. Except as provided in Section 4.4 or as specifically assigned to the Tenant above, the Landlord shall comply with all legal requirements of any governmental or quasi-governmental body including City, County, State or Federal boards having jurisdiction respecting the Building and the Common Areas (and not the Premises).

4.4.

The Landlord represents and warrants that, to the best of its knowledge, as of the Execution Date, the Premises, the Common Areas, and the Building comply with all applicable laws and regulations dealing with access by individuals with disabilities, including Title III of The Americans with Disabilities Act, Public Law 101-336 (July, 1990) as revised from time to time (the "ADA''). The Landlord shall be responsible, at its own expense, for keeping the Premises, Common Areas, and the Building (exclusive of the Premises) in compliance with the ADA.

5.	RENT.

5.1.	Commencing on the Commencement Date and continuing for the remainder of the Term:

5.1.1

Tenant shall pay to the Landlord the Rent on the 1'[1] business day of each calendar month. Any partial month of the Term shall be prorated. Tenant shall make the payment to Landlord via ACH bank transfer, or online payment portal if available.

5.1.2.

Should any governmental authority having jurisdiction over the Premises declare or otherwise assess against the Landlord any tax arising due to and based on the Tenant's rents, lease, or leasehold whether designated as a stamp tax, sales tax, ad valorem tax, use tax or otherwise (other than income taxes), then all taxes so charged shall be paid at the same time as the Rent provided the Tenant has received reasonable prior notice thereof.

5.1.3.	On the second Lease Year and for each Lease Year thereafter the Base Rent shall increase by 3% per annum.

5.2.

The Tenant's failure to timely pay Rent may cause the Landlord to incur unanticipated costs. If any Rent payment is not received within ten (10) days after it becomes due, the Tenant shall pay the Landlord a late charge equal to one percent (1%) of the overdue amount. The Tenant acknowledges that such late charge represents a fair and reasonable estimate of the costs the Landlord will incur by reason of such late payment. The payment of late charges shall not excuse or cure any default by the Tenant under this Lease. Interest shall not be payable on late charges to be paid by the Tenant under this Lease.

5.3.	CAM shall include high speed internet and pre-booked use of the 'fishbowl' conference room.

6.	TENANT FINANCIALS.

Should Tenant fail to make the timely payment of Rent on more than two (2) occasions during any one lease year Tenant shall provide the Landlord with a copy of the Tenant's most recent financial statements (to include. At least, a current balance sheet and statements of profit and loss and cash now, all prepared in accordance with GAAP, consistently applied) which shall be ce1tified by an officer/manager of the Tenant.

7.	IMPROVEMENTS.

The Landlord has promised to cover any drywall holes.

8.	ALTERATIONS. ADDITIONS AND IMPROVEMENTS.

8.1.

The Tenant shall not make any alterations, additions or improvements, structural or otherwise (the "Alterations'') in or to the Premises in excess of ten thousand dollars ($10,000) in the aggregate, over the Term, without the Landlord's prior written consent. Notwithstanding the preceding to the contrary, the Tenant shall be permitted to make non-structural, below ceiling grid Alterations (provided they do not exceed $10,000.00, in the aggregate, over the Term) without the Landlord's prior consent. The plans and specifications for any approved Alterations shall be subject to the Landlord's prior written approval and once approved, shall not be materially changed without the Landlord's prior written consent. Even if the Alterations do not require the Landlord's prior written consent, the Tenant shall provide the Landlord with a copy of the plans and specifications and estimated construction costs for the Alterations prior to commencing construction. All Alterations, whether requiring consent or not, shall be made promptly, in a workmanlike manner, paid for by the Tenant allowing no liens to attach either to the Premises or to the Tenant's leasehold interest and so as not to unreasonably disturb or inconvenience other tenants in the Building. The Landlord shall have the right to require the Tenant to provide such assurances as the Landlord shall reasonably require (e.g., bonds, escrows, etc.) to protect the Landlord against unpaid work and to require that any work be performed only by duly licensed contractors and subcontractors approved by the Landlord. Upon a termination of the Lease, the Tenant shall provide the Landlord with copies of all unexpired construction warranties, if any exist, related to the Alterations, all of which shall be deemed assigned to the Landlord. Unless otherwise noted in the Landlord's written approval of the Alteration, any Alteration, other than the Tenant's trade fixtures and movable furnishings, shall remain and be surrendered with the Premises on expiration of the Lease. If the Landlord's approval of the Alteration provides that the Alteration is not to be surrendered, the Tenant, at its sole cost, shall remove that Alteration which is not to remain and shall repair all damage to the Premises caused by that removal. In no event, however, shall the Tenant remove any of the following materials or equipment (which shall be deemed to be the Landlord's property) without the Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; or other similar building operating equipment and decorations. This removal/repair obligation shall survive a termination of the Lease. Notwithstanding anything in this Lease to the contrary, the Tenant shall be responsible for any ad valorem taxes or increase therein resulting from Alterations made by or at the direction of the Tenant. The Landlord consents/approvals required under this Section shall not be unreasonably withheld, conditioned, or delayed.

9.	SERVICES.

9.1.

At the Landlord's sole cost and expense, Landlord will cause the following services (the "Services") to be furnished to the Premise: janitorial service five (5) days per week (as delineated on Schedule C), lavatory and toilet purposes, operator-less elevator service, removal of trash created from the Permitted Use of the Premises from site receptacles (in accordance with city schedules and regulations). The Tenant shall have access to the use of after hours heating and air conditioning. The Tenant shall not install equipment or crypto mining machines with unusual demands for any of the Services without the Landlord's prior written consent, which the Landlord may withhold if it determines that, in its sole opinion, the equipment may not be safely used in the Premises or that current Services cannot adequately serve the equipment. If heat generating machines or equipment other than computers, copy machines, internet and other office equipment, shall be used in the Premises by the Tenant which materially increases the temperature otherwise maintained by the heating and air conditioning system, the Landlord shall have the right to install supplemental air conditioning units in the Premises upon reasonable prior written notice to the Tenant. The cost of those units and the costs incurred for their installation, operation, and maintenance shall be paid by the Tenant upon demand by the Landlord.

10.	ACCESS.

The Landlord shall provide the Tenant with 24 hour, 7 days a week, 52 weeks a year access to the Premises. There shall be open access to the Building during the Standard Work Week. At all other times, access to the Building shall be restricted by use of a master key and/or "punch code" access system at one of the entrances to the Building. The Landlord shall, prior to the Commencement Date, furnish the Tenant the swipe cards, keys and/or "punch code" for entering the Building. The Landlord does not, however, provide any security services to or for the Building. The Tenant is permitted to install a monitored alarm in the Premises and cameras upon written consent of the Landlord.

11.	PARKING.

The Tenant shall be provided with nine (9) parking spaces, one (1) of which will be designated, for the Lease Term and any Renewal(s). Except as required by law or applicable zoning codes, the parking spaces shall be marked with the name of the building.

12.	REPAIRS.

The Landlord, at its expense, shall: (i) maintain the Premises, the Building, and the Common Areas in good working order and repair; (ii) malce all interior and exterior structural repairs as and when needed; and (iii) repair or replace all building materials, fixtures and equipment required for the normal use of the Premises by the Tenant. Notwithstanding the above to the contrary, provided that such damage was not caused by the Landlord, its agents, employees or licensees: (i) the Landlord shall not have any obligation to repair any property on the Premises provided or installed by the Tenant which the Landlord shall have the right to require the Tenant to remove from the Premises or any alteration made to the Premises by, for, or at the direction of the Tenant; and (ii) the Tenant shall, without expense to the Landlord, replace all glass broken or damaged by the Tenant in the Premises during the Term with glass of the same kind and quality as that broken or damaged. In addition, the cost of any repairs to the Premises, Building, or its Common Areas caused by the negligence or willful acts of the Tenant or its customers, licensees, agents, servants or employees, other than associated with ordinary wear and tear, shall be borne by the Tenant and shall be reimbursed to the Landlord with the next Rent payment after written demand for reimbursement is made by the landlord. When requested by ·the Tenant, this written demand for reimbursement shall be accompanied by reasonable supporting documentation. The Tenant's reimbursement obligation shall be limited to those reasonably incurred costs over the amounts reimbursed by insurance carried by the Landlord. The Landlord shall make available to the Tenant any warranties the Landlord has received which are applicable to the repairs to be paid for by the Tenant.

13.	LIABILITY.

The Landlord shall not be liable to the Tenant for any damages resulting from any act or omission of any other tenant; provided that the causes of the damage are not directly under the care, custody or control of the Landlord. The Tenant shall promptly report to the Landlord any defective condition in or about the Premises, Building, or Common Areas known to the Tenant. The Tenant shall promptly report to the Landlord any interruption of its utility service.

14.	TAXES AND ASSESSMENTS.

The Landlord shall list the Building for ad valorem real estate tax assessments assessed against the Building premises and the real property upon which the Building is situated and the Tenant shall pay its proportionate share of ad valorem real estate tax assessments assessed against the Building and the real property upon which the Building is situated which is included in the Real Property Taxes listed below. The Tenant shall pay all taxes and assessments imposed on the Tenant's personal property located on the Premises, whether affixed or not, and all other taxes, fees and assessments imposed for its use of the Premises.

15.	SIGNS.

The Tenant shall not fix, print, paint, or display any sign, name, legend, notice or advertisement unless legally permitted and agreed to by Landlord: (a) on the exterior of the Building or Premises, or (b) on the Building grounds, or (c) in such a place inside the Building as to be visible from the exterior without Landlord's prior written approval. All exterior decor and exposed sides of drapes, blinds, shutters, and other window treatments must receive the Landlord's prior written approval. Notwithstanding the foregoing to the contrary, during the Term of this Lease, the Landlord shall provide and the Tenant shall have the right to display the Building's standard signage on the Building directory in the main lobby and adjacent to the Tenant's primary entrance door. The Tenant shall bear the cost of the original door/directory signage (which may be funded out of the Tenant Improvement Allowance) and the Tenant shall bear all reasonable costs incurred in making any subsequent informational changes to that signage requested by the Tenant. The Tenant, at its sole expense, shall remove all signs erected for/by the Tenant upon termination of the Lease and shall repair any damage to the Premises and Building caused by their removal. This repair/removal obligation shall survive a termination of the Lease. Subject to Tenant obtaining all required governmental approvals and any approvals required by the Jupiter Harbour Property Owners' Association, Inc.'s (the "POA") Board of Directors and Architectural Review Board (collectively, the "POA Approvals"), Tenant shall have the opportunity at the sole and absolute discretion of the Landlord, at Tenant's cost, to install signage bearing Tenant's corporate identification and logo on the side of the building located next to the existing signage (Boxwood) on the exterior of the Building. Tenant may apply for POA Approvals after the Execution Date of this Lease. Tenant shall not be required to pay rent for such signage until the date of sign installation. Tenant shall apply for all necessary approvals for the sign, including permits, on or before October 31, 2023. In the event the Tenant does not timely apply for all necessary approvals and/or permits by October 31, 2023, Landlord shall have the right to rent any and all signage space to others. Tenant shall be responsible for performing any structural, finish, stucco, and paint repairs required in connection with damage caused by Tenant in connection with the installation, continued use, and removal of Tenant's signage. Tenant shall have no right to extend the Rent Commencement Date to the extent of any delays in Tenant obtaining the POA Approvals for Tenant's signage. Tenant, at its sole expense, may install surveillance cameras within the Premises. The Tenant, at its sole expense, shall remove all surveillance cameras installed for/by the Tenant upon termination of the Lease and shall repair any damage to the Premises and Building caused by their removal. This repair/removal obligation shall survive a termination of the Lease.

16.	INSURANCE.

16.1.	Landlord's Insurance. The Landlord shall procure and maintain the following:

16.1.1.

All risk property insurance on the Premises in sufficient and customary amounts for a premises of this size and nature located in the same or similar areas. The Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which the Tenant may keep or maintain in the Premises or any alteration, addition, or improvement which the Tenant may make upon the Premises. The Tenant shall be obligated to insure furniture, equipment, trade fixtures, machinery, goods, or supplies which the Tenant may keep or maintain in the Premises or any alteration, addition, or improvement which the Tenant may make upon the Premises. In addition, the Landlord may elect to secure and maintain rental income insurance; and

16.1.2.

Commercial general liability insurance in sufficient and customary amounts for leased commercial office space of this size and nature located in the same or similar areas, which shall be in addition to, and not in lieu of, insurance required to be maintained by the Tenant. The Tenant shall not be named as an additional insured on any policy of liability insurance maintained by the Landlord.

16.1.3.	Pass through of Tenant's proportionate share of premiums is limited to Property Casualty/Windstorm and flood insurance policies for the Building which is part of the Insurance listed below.

16.2.	Tenant's Insurance.

The Tenant, at the Tenant's expense, agrees to keep in force during the Term of this Lease:

16.2.1.	Commercial general liability insurance shall afford, at a minimum, the following limits:

(i)	Each Occurrence $1,000,000
(ii)	General Aggregate $3,000,000
(iii)	Personal and Advertising Injury Liability $1,000,000
(iv)	Fire Damage Occurrence: $50,000
(v)	Medical Payments $5,000

16.2.2.

Any general aggregate limit shall apply on a per location basis. The Tenant's commercial general liability insurance shall name the Landlord, its trustees, officers, directors, members, agents, and employees, any Holder, and the Landlord's representatives as additional insureds. This coverage shall be written on the most current ISO CGL form, shall include blanket contractual, premises operations and products completed operations. Such insurance shall be written on an occurrence basis and contain a standard separation of insured provision.

16.3.

Tenant's Insurer Rating: Certification oflnsurance. All policies required to be carried by the Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Land is located with a rating of at least "A-" or better as set forth in the most current issue of Best's Insurance Reports, unless otherwise approved by the Landlord. The Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by the Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by the Landlord. Certificates of insurance, acceptable to the Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to the Landlord prior to delivery or possession of the Premises and ten (10) days following each renewal date. Certificates of insurance shall include an endorsement for each policy showing that the Landlord, its trustees, officers, directors, members, agents, and employees, the Landlord's mortgagees, and the Landlord's representatives are included as additional insured on liability policies and that the Landlord is named as loss payee on the property insurance as required herein. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renews or materially alter the policy without at least thirty (30) days' prior written notice to the Landlord.

16.4.

In the event that the Tenant fails to provide evidence of insurance required to be provided by the Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within fifteen (15) days following the Landlord's written request thereof, and thirty (30) days prior to the expiration of any such coverage, the Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to the Tenant and payable upon written invoice thereof.

16.5.

The limits of insurance required by this Lease, or as carried by the Tenant, shall not limit the liability of the Tenant or relieve the Tenant of any obligation thereunder, except as otherwise expressly provided for herein. Any deductibles selected by the Tenant shall be the sole responsibility of the Tenant.

16.6.

Should the Tenant engage the services of any contractor to perform work in the Premises, the Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability, worker's compensation and employers liability coverages in substantially the same amounts as are required of the Tenant under this Lease. Certificates of insurance, acceptable to the Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to the Landlord prior to the commencement of any work in the Premises. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non- renew, or materially alter the policy without at least thirty (30) days' prior written notice to the Landlord.

17.	INDEMNIFICATION.

Except where caused by the Landlord's or its employee's, agent's, or contractor's negligence or willful misconduct, the Tenant shall indemnify and hold the Landlord, Holder, any Owners, Managers, Members and its employees and agents harmless from any liability for injury to or death of any person or damage to any property relating to or arising out of the Tenant's or its invitee's, employee's, agent's or contractor's use of the Premises. If Landlord is made a party to any litigation by virtue of the actions, conduct or failure to act on the part of Tenant, then the Tenant shall protect and hold harmless and pay all court costs, penalties, charges, damages, expenses, and reasonable attorney's fees incurred or paid by the party to be indemnified. These obligations shall survive a termination or expiration of the Lease.

18.	WAIVER OF SUBROGATION.

Notwithstanding the language of Section 17 to the contrary or that the loss or damage may be due to or result from the negligent or willful act of a party or its employees or agents. the Landlord and the Tenant, for themselves and their respective insurers, release each other from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for loss or damage to persons or property, both real and personal, caused by or resulting from casualties required to be insured against by the terms of this Lease or otherwise insured against by the party suffering the loss or damage. All policies of insurance required by this Lease shall contain a provision whereby the insurer waives all rights of subrogation against either the Tenant or the Landlord, as appropriate. If insurance policies with waiver of subrogation provisions shall be obtainable only at a premium, the party seeking the policy shall pay that additional premium. Except to the extent insurance pays (or would have paid if the insurance coverage required by this Lease were in effect) a claim subject to indemnification, this release is not intended to nor shall it release a party from its indemnification obligations as set out in this Lease. These obligations shall survive a termination of the Lease.

19.	DESTRUCTION.

19.1.

If the Premises are rendered untenantable by way of the destruction of the Premises such that it is not usable by Tenant, either the Landlord or the Tenant may terminate this Lease by giving written notice of termination not later than thirty (30) days after the date of the destruction. In that event and provided the Tenant timely vacates the Premises, Rent paid for the period beyond the date of destruction shall be refunded to Tenant and neither party shall have any further obligations under this Lease except for those obligations which are expressly provided to survive a termination.

19.2.

If after damage the Premises is tenantable, yet: (i) the Landlord, in its sole judgment. concludes that restoration of the damage cannot be completed within one hundred eighty (180) days; or (ii) less than six (6) months of the Term remains and the repairs are estimated to require more than sixty (60) days to repair; or, (iii) insurance proceeds (along with funds the Landlord, in its discretion, decides to provide) in an amount sufficient to restore the Premises is not made available to the Landlord (provided that the landlord shall use commercially reasonable efforts to obtain the proceeds to which it is entitled under its applicable insurance policy); the Landlord or the Tenant may, at their option, terminate this Lease by giving written notice of termination not later than ten (10) days after the date the Landlord provides the Tenant with the information described below. In that event and provided the Tenant timely vacates the Premises, Rent paid for the period beyond the date of destruction shall be refunded to the Tenant and neither party shall have any further obligations under this Lease except for those obligations which are expressly provided to survive a termination. Within thirty (30) days after the casualty, the Landlord shall furnish the Tenant with the Landlord's estimate of the time required to complete repairs and whether or not sufficient funds are available to pay for the required repairs.

19.3.

If the Lease is not terminated pursuant to Subparagraphs 19.1 or 19.2, the Landlord, at its expense to the extent insurance proceeds are available, shall promptly restore and/or repair the Premises (other than Alterations, which shall be the Tenant's sole responsibility) and any other portions of the Building outside the Premises required for the Tenant's use of the Premises. In no event shall the Landlord be required to restore fixtures or improvements made or owned by the Tenant. If the Tenant is reasonably required to close al1 or a portion of its operations during the period of repair/restoration, Rent shall abate on a proportional basis (based upon the square footage of the unusable portion of the Premises) during that period. In no event shall the Landlord have any liability (other than an abatement of Rent) for losses claimed by the Tenant resulting, directly or indirectly, from the Tenant's inability to use the Premises.

19.4.

Notwithstanding the above to the contrary, if the Premises are damaged by the fault or neglect (willful, grossly negligent acts or omissions) of the Tenant, its employees, agents, customers, or guests, the Tenant may not terminate this Lease and there shall be no apportionment or abatement of Rent, except to the extent of the Landlord's receipt ofrent loss insurance relating to the Premises.

19.5.

Subject to applicable law, the Tenant acknowledges that the provisions of this Section 19 shall govern the rights and obligations of the parties in the event of any substantial or total destruction to the Property and the Tenant waives the protection of any statute, code or judicial decision which grants a tenant any other rights to terminate a lease in the event of the substantial or total destruction of the Premises.

20.	CONDEMNATION.

If all of the Premises, or a portion which will make the remainderunusable for the Tenant's Permitted Use, be taken under the power of eminent domain (or a conveyance in lieu thereof), then this Lease shall terminate as of the vesting of title in the condemning authority and Rent obligations shall be adjusted between the Landlord and the Tenant as of that date. If only a portion of the Premises are taken and the Tenant can reasonably continue use of the remainder, then the Lease will not terminate, but Rent obligations shall abate in a just and proportionate amount to the loss of use occasioned by the taking. Except as otherwise provided by the authority granting an award of damages, the Tenant shall have no right or claim to any part of any award made to or received by the Landlord for any taking of the Premises and no right or claim for any alleged value of the unexpired portion of this Lease; provided, however, that the Tenant shall not be prevented from making a claim against the condemning party (but not against the Landlord) for any moving expenses, loss of profits, or taking of the Tenant's personal property (including its leasehold interest) to which the Tenant may be entitled. No tenant's claim may, however, diminish the Landlord's award with respect to the Premises. For purposes of this Section, the Landlord shall make a good faith determination as to whether the Premises are unusable or not after a taking. If less than a fee title to all or any portion of the Premises shall be taken or condemned by any governmental authority for temporary use or occupancy, this Lease shall continue in full force and effect without reduction or abatement in Rent. The Tenant will sign any petitions, applications and other documentation required by the Landlord with respect to condemnation.

21.

Care. The Tenant shall not permit or cause any act to be performed upon, in or about the Premises which shall cause or be likely to cause injmy to any person or to the Premises, the Building, or Common Areas, or any adjoining property. The Tenant shall at all times keep the Premises in a neat and ordel'iy condition. The Tenant agrees to take reasonable care of the Premises, fixtures, and appurtenances and suffer no waste or injury thereto.

22.

Return of Premises. Upon the termination of this Lease, the Tenant shall return the Premises to the Landlord substantially in the same condition as received. Excepted from this obligation are: (i) conditions which are the Landlord's responsibility or result from the Landlord's or its agent's or employee's negligence, a casualty required to be insured against by the Landlord under this Lease, or a condemnation; (ii) ordinary wear and tear; and, (iii) all Tenant Improvements and Landlord approved Alterations. This obligation shall survive a termination of the Lease. Any failure by the Tenant to comply with this Section which results in a delay in the Landlord's ability to deliver the Premises to a successor tenant shall be deemed to be a holdover (as described in Section 23 below) by the Tenant for the period it takes the Tenant, or if the Tenant fails to do so, the Landlord to complete any required repair/replacement activities only after first providing Tenant with written notice of such deficiencies and a period of fifteen (15) calendar days within which to undertake such required repairs or restoration of the Premises.

23.

Holding Over. In the event that the Tenant remains in possession after the expiration of the Term or earlier termination of the Lease without the execution of a new lease or the written consent from the Landlord, the Tenant shall not acquire any right, title or interest in the Premises. In that event, the Tenant shall occupy the Premises as a tenant-at-will and shall otherwise be subject to all applicable conditions, provisions and obligations of this Lease; except that all options and rights of renewal, rights of first refusal, and the like, if any, shall terminate. Notwithstanding the preceding, the Landlord shall have the right to pursue summary ejectment of the Tenant as provided by law and to recover from the Tenant any and all damages suffered as a result of that holdover, including, but not limited to, damages relating to any loss of a prospective tenant for the Premises. During the holding over period, the Tenant shall continue to pay monthly Rent as prescribed in this Lease plus an additional holdover rent multiple equal to 1.25 times the Rent. Receipt of Rent from the Tenant after expiration of Term will not constitute a waiver of the Landlord's right to enforce the remedy.

24.	ASSIGNMENT.

24.1.

The Tenant shall have the right to assign this Lease or to sublet the Premises but not be released from liability under this contract, in whole or in part, with the Landlord's written consent which will not be unreasonably withheld.

25.	DEFAULT/REMEDIES.

25.1.	The following events (the "Events of Default'? shall each constitute a material default by the Tenant:

25.1.1.	If the Tenant timely fails to pay any sum due to the Landlord under the Lease, which failure shall continue for a period often (10) days after receipt of written notice by Landlord to the Tenant; or

25.1.2.

If the Tenant shall fail to perform any non-monetary term, condition, covenant or agreement of this Lease which continues for a period of thirty (30) days after receipt written notice by Landlord to the Tenant (except that if the default cannot he reasonably cured within that period, the Tenant shall not be in default so long as the Tenant promptly and diligently pursues the cure and is not otherwise in default) but in no event shall it take longer than ninety (90) days; or

25.1.3.

If the Tenant (or, if the Tenant is a partnership, if any partner of the Tenant) shall file a petition in bankruptcy, make any assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due; if any court of competent jurisdiction shall enter a decree or order adjudicating it bankrupt or insolvent; or if any trustee or receiver for the Tenant or for any substantial part of its property be appointed or if any person shall file a petition for involuntary bankruptcy against the Tenant and such appointment or petition shall not be stayed or vacated within sixty (60) days of entry thereof; or

25.1.4.

If the Tenant's interest in this Lease or the Premises shall be subjected to any attachment, levy or sale pursuant to any order or decree entered against the Tenant in any legal proceeding and the order or decree shall not be vacated within thirty (30) days of its entry; or

25.1.5.	If the Tenant is guilty of an Event of Default under any other lease agreement with the Landlord or any of the Landlord's affiliated entities.

25.1.6.	The notices required by this Section are intended to satisfy any and all notice requirements imposed by law on the Landlord and are not in addition to any such requirement.

25.2.	Remedies Upon Tenant Default.

25.2.1.

Upon the occurrence of any Event of Default, the Landlord, with or without terminating this Lease, immediately or at any time thereafter, shall have the right, at its option, to utilize anyone or more of the following remedies in compliance with Florida Statutes Chapter 83:

(i)

The Landlord may make any payment required of the Tenant and/or re-enter the Premises and correct or repair any condition which shall constitute a failure on the Tenant's part to keep or perform. The Tenant shall reimburse the Landlord for any reasonable expenditures made by the Landlord in making the payment and/or corrections or repairs within fifteen (15) days after delivery of a statement to tbe Tenant accompanied by reasonable documentation supporting the demand.

(ii)

The Landlord may demand in writing that the Tenant vacate the Premises. The Tenant shall vacate the Premises and remove all its property within thirty (30) business days of the Tenant's receipt of the notice, whereupon the Landlord shall have the right to re-enter and take possession of the Premises.

(iii)

The Landlord may accelerate and collect all Rent, and other charges which are due or may become due under the Lease for the balance of the Term, after first deducting the fair market value of the Premises for the balance of the Term from the remaining Rent and then discounting the difference to its present value by a factor equal to the Landlord's bank's then announced prime rate.

(iv)	The Landlord may re-enter the Premises without terminating the Lease and remove the Tenant and all of the Tenant's property.

(v)

The Landlord may re-let all or any portion of the Premises for such time, rent, and other terms and conditions as the Landlord, in its reasonable discretion, may deem advisable. The Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate the reletting, The Tenant shall pay all commercially reasonable costs of the reletting including the commercially reasonable cost of any alterations or repairs to the Premises associated with prior alterations by Tenant. If this Lease shall have not been terminated by the Landlord, the Tenant shall continue to pay all charges due from the Tenant under this Lease up to and including the date of beginning of payment ofrent by any subsequent tenant of pmi or all of the Premises, and thereafter, the Landlord may accelerate and co1lect from the Tenant the difference, if any, between the rent to be collected from that subsequent tenant and the Rent reserved in this Lease for the balance of the Term, after discounting the difference to its present value by a factor equal to the Landlord's bank's then announced prime rate. In no event shall the Tenant be entitled to receive any excess of any rents collected by the Landlord over the rents due from it.

(vi)

The Landlord may terminate this Lease with notice and a demand to vacate the Premises. This Lease shall be deemed to have been te1minated by the Landlord only upon the Landlord's written notice of termination. Upon termination the Landlord shall nevertheless remain entitled to recover from the Tenant all sums provided for above as if the Lease were not terminated.

(vii)	The Landlord may exercise any other remedies and recover any other damages available to it under law or in equity.

25.3.

In the event of any re-entry of the Premises by the Landlord pursuant to any of the provisions of this Lease, the Tenant waives all claims for damages that may be caused by that re-entry except those claims arising from the Landlord's negligence or willful misconduct not otherwise covered by insurance maintained by the Tenant. The Tenant shall reimburse the Landlord for any and all losses, costs, expenses (including legal expenses and reasonable attorney's fees), and damages suffered by the Landlord by reason of its re-entry, removal and/or storage of the Tenant's property. No re-entry shall he considered or construed to be a forcible entry.

25.4.

Upon any breach of this Lease, regardless of whether that breach is, or becomes, an Event of Default, the Landlord shall be reimbursed for any and all commercially reasonable expenses incurred by the Landlord, including legal expenses and reasonable attorney fees, in enforcing the terms and provisions ofthisLease.

25.5.

Any of the Tenant's personal property remaining at the Premises within thirty (30) days after a repossession of the Premises by the Landlord after an Event of Default or after a termination of the Lease shall be deemed abandoned by the Tenant. The Tenant shall be liable for any and all storage and/or removal costs incurred by the Landlord in storing and/or removing that abandoned property. In addition, the Landlord shall be entitled to sell the abandoned property in order to recover those storage/removal costs and any other amounts due from the Tenant under the Lease. The sale of the abandoned property may be by private or public sale as contemplated under the Florida Uniform Commercial Code or in any other form provided by law. This right shall be in addition to any statutory lien for rent or similar rights available to the Landlord under law or this Lease.

25.6.

In addition to Landlord's statutory lien for rent pursuant to Florida Statutes Chapter 83, Tenant hereby pledges and assigns to Landlord, as security for the payment of any and all rent due under this Lease, all of the furniture, fixtures, personal property, equipment, goods and chattels of Tenant which shall or may be brought, put on or into or regularly kept at the premises, and Tenant agrees that said lien may be enforced by distress, foreclosure or otherwise, at the election of Landlord. Tenant hereby executes and delivers a standard Uniform Commercial Code Financing Statement, which Tenant acknowledges is in a form sufficient to perfect the lien in favor of Landlord created by this paragraph.

25.7.

Tenant agrees for itself and its assignees or sub-lessees that it shall execute such further documentation as may be required by Landlord in connection with the perfection or continuation of this lien. Failure by Tenant to execute such documentation shall be an event of default, entitling Landlord to payment of damages and shall further entitle Landlord to execute such documents as Tenant's attorney-in-fact. Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such document for and on behalf of such Tenant.

26.	SUBORDINATION/ATTORNMENT/ESTOPPEL.

26.1.

This Lease and the Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of the Tenant. The Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. The Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confinning such subordination and such instruments of attornment as shall he requested by any such holder. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without the Tenant's consent, by notice in writing to the Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term "Mortgage" whenever used in this Lease shall be deemed to include mortgages, deeds of trust, security assignments and any other encumbrances of the Building and all renewals, modifications, consolidations and replacements thereof, and any reference to the "Holder" shall mean the holder of any Mortgage.

26.2.

In the event the Landlord's interest in the Premises passes to a successor (the "Successor'J by sale, lease, foreclosure, or in any other manner, the Tenant shall be bound to the Successor under all of the terms of this Lease for the balance of the Term, with the same force and effect as if the Successor were the Landlord under the Lease.

The Tenant is deemed to attorn to the Successor as its landlord and no further documents shall be required to effectuate the attornment. Provided the Successor becomes legally bound to the Tenant in respect of all of the Landlord's duties and obligations, the Landlord shall have no further liability under the Lease and the Tenant shall look solely to the Successor for any subsequent performance due by the Landlord. Any attornment agreement required of the Tenant shall include language to the effect that the Tenant's tenancy shall not be disturbed nor affected by any default under the Mortgage provided that the Tenant is not in default beyond applicable cure periods under any of the Lease terms and shall otherwise be reasonably acceptable to the Tenant,

26.3.

The Tenant agrees, not more than twice per year, within ten (10) days after request of the Landlord, to execute and deliver to the Landlord, or to the Landlord's designee, any estoppel certificate requested by the Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that the Landlord is not in default hereunder (or specifying in detail the nature of the Landlord's default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by the Landlord. The Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for the Landlord's execution of this Lease. No cure or grace period provided in this Lease shall apply to the Tenant's obligations to timely deliver an estoppel certificate.

27.	COVENANT OF QUIET ENJOYMENT.

If the Tenant shall perform all of the covenants and agreements herein required to be performed by the Tenant, then the Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under the Landlord.

28.	RULES AND REGULATIONS.

The Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by the Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Schedule B. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. The Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

29.	LANDLORD'S RIGHT OF ENTRY.

Subject to the immediately following sentence, the Landlord shall have the right to enter and to grant temporary licenses to enter the Premises at any time and for such lengths of time as the Landlord shall deem reasonable to inspect the Premises, to exhibit the Premises to prospective tenants (provided such is limited to the period within one hundred eighty (180) days prior to the Expiration Date or earlier termination of the Lease) or purchasers, to make alterations or repairs to the Premises or to the Building, for any purpose which the Landlord shall deem necessary for the operation and maintenance of the Building and the general welfare and comfort of its temmts, or to abate any condition which constitutes a violation of any covenant or condition of this Lease. Except in those instances where the Tenant is in default under this Lease, these entries by the Landlord shall not in any manner affect the Tenant's obligations and covenants under this Lease, and shall not of itself, without affirmative proof of the Landlord's negligence or willful misconduct, render the Landlord liable for any loss of or damage to the Tenant's property. Except in the case of emergencies or default: (i) the Landlord shall give the Tenant twenty-four (24) hour prior oral or written notice of entry; (ii) any persons entering the Premises on behalf of the Landlord shall be accompanied by one of the Tenant's employees; and (iii) the Landlord shall make reasonable efforts to minimize interference with the Tenant's occupancy of the Premises.

30.	BROKERS.

Tenant and Landlord represent and warrant to each other that neither of them has engaged, contacted, or dealt with any real estate broker, agent, finder, facilitator, or the like in connection with this Lease other than Index Realty, LLC, which represents the Landlord, and Hailey Emalfarb, which represents the Lessee. Each party will indemnify, defend, and hold harmless the other party from and against any and all claims, suits, demands or liabilities of any kind or nature whatsoever (including, but not limited to, all attorneys' fees and expenses and all court costs, including any appellate proceedings and appeals) arising out of or in connection with any claim for real estate commissions or finder's fees as a result of having dealt with the indemnifying party.

31.	MECHANICS LIEN.

Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant for the Premises, the nonpayment of which could result in any lien against the land upon which the Building is located (the "Land'J or the Building. Tenant will keep title to the Land and Building free and clear of any such lien. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for improvements to or other work performed in the Premises by or on behalf of Tenant. This exculpation is made with express reference to Section 713.10, Florida Statutes. Tenant shall notify every contractor making improvements to the Premises that the ·interest of Landlord in the Premises shall not be subject to liens for improvements to or other work performed in the Premises by or on behalf of Tenant. Landlord may record in the public records of the county in which the Building is located a notice containing a true and correct copy of this provision. If any lien is filed against the Premises, Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and will indemnify and hold Landlord harmless from and against all loss, damages, and expenses (including reasonable attorney's fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings. In case any such lien attaches, Tenant agrees to cause it to be immediately released and removed of record (failing which Landlord may do so at Tenant's sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits a lien transfer bond (if applicable) drawn ori a bondsman acceptable to Landlord or deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien. Upon final determination of any permitted contest, Tenant will immediately pay any judgment rendered and cause the lien to be released.

32.	FORCE MAJEURE.

In the event the Landlord or the Tenant shall be delayed, hindered or prevented from the performance of any act required under this Lease (other than the payment of money) by reason of governmental restrictions, scarcity of labor or materials, strikes, or any other reasons beyond its reasonable control, the performance of the act shall be excused for the period of delay, and the period for the performance of the act shall be extended for the period necessary to complete performance after the end of the period of the delay.

33.	ATTORNEY FEES.

In the event that any legal action or any other action is brought to enforce this Lease, the unsuccessful party in the proceeding shall pay to the successful party the costs of the action, including reasonable attorney's fees. "Reasonable Attorney's Fees" shall be deemed to be those fees actually charged based upon time actually spent at customary and reasonable charges normally incurred for those types of services, as opposed to any statutory presumption which may then be in effect. This obligation shall survive a termination or expiration of the Lease.

34.	HAZARDOUS SUBSTANCES.

34.1.

Hazardous Substances. As used in this Lease: (i) the term "Hazardous Substances, [11] shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyles (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority; and (ii) the term "Environmental Laws" shall include any federal, state, or municipal law, ordinance, or regulation, now or subsequently enacted, relating to the existence, use, generation, storage, transportation, or disposal of Hazardous Substances and/or other environmental conditions. The Landlord hereby warrants, to the best of its knowledge, the absence of hazardous materials and substances and will be responsible for all costs associated with the removal of any that are or become present on and/or within the Premises and/or Building through the Term and any Renewal, unless cause by the Tenant.

34.2.	Tenant's Restrictions.

34.2.1.	The Tenant shall not cause or permit to occur:

a) Any violation ofany Environmental Laws on, under, or about the Premises, or arising from the Tenant's use or occupancy of the Premises, including but not limited to, soil and ground water conditions; or

(b) The use, generation, release, manufacture, refining production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance, except: (i) in de minimis quantities necessary for or incidental to the Tenant's normal and customary conduct of business; and/or (ii) in strict compliance with all applicable Environmental Laws.

34.2.2.

The Tenant shall, at the Tenant's own expense: (a) comply with all Environmental Laws; and (b) make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (an ''Authority" or the "Authorities'? under the Environmental Laws arising in connection with its obligations under this Section.

34.2.3.

Should any Authority or any third party demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs at any time from the Tenant's use or occupancy of the Premises, then the Tenant shall, at the Tenant's own expense, prepare and submit the required plans and all related bonds and other financial assurances. The Tenant shall also carry out all such cleanup plans at the Tenant's own expense.

34.3.

Indemnification. The Tenant shall indemnify, defend, and hold harmless the Landlord, the Managing Agent, and their respective owners, officers, directors, managers, agents, and employees and any Holder from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including reasonable attorney's and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs at or from the Premises during the Term of this Lease, or which arises at any time from the Tenant's use or occupancy of the Premises or from the Tenant's failure to provide all information, make all submissions, and take all steps required by all Authorities under the Environmental Laws. The Tenant's obligations and liabilities under this Section shall survive the termination or expiration of this Lease.

35.	INTEREST.

Any sums due to be paid by the Tenant to the Landlord which are not paid when due shall bear interest from the due date to the date of payment at the Interest Rate. No interest shall accrue if the payment is made in the applicable grace period provided under this Lease, if any.

36.	NOTICES.

All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, hand delivery, facsimile or e-mail addressed to the parties at their addresses listed above. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon sending, provided sender confirmation of delivery is obtained and is within three (3) business days of the date of such notice.

37.	ENTIRE AGREEMENT.

This Lease (including all attached Schedules) shall constitute the entire agreement of the parties. All prior agreements between the parties, whether oral or written, are merged into this document and shall be of no force and effect. This Lease cannot be changed, modified or discharged other than by a written agreement signed by the party against whom enforcement of the change, modification or discharge is sought.

38.	CONSTRUCTION.

No provision of this Lease shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of that party's having or being deemed to have prepared or imposed that provision. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

39.	COUNTERPARTS.

This Lease may be executed in any number of counterparts with the same effect as if all parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

40.	WAIVER.

The delay or failure of either party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Lease shall not prevent a prior or subsequent act, which would have originally constituted a violation, from having the effect of an original violation. Any waiver by a party of any breach or default by the other must be in writing and will be effective only to the extent specifically set forth in that writing.

41.	HEADINGS.

The headings in this Lease are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Lease or any of its provisions.

42.	SEVERABILITY.

Every provision of this Lease is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, that illegality or invalidity shall not affect the validity of the remainder of the Lease.

43.	GOVERNING LAW/JURISDICTION.

This Lease shall be governed by its terms and the laws of the State of Florida. The parties agree that this Lease shall be deemed executed and completed in Florida, that this Lease shall be performed in Florida, and. except where arbitration is specifically provided for in this Lease, that the courts of Florida shall have exclusive jurisdiction over any disputes as to the terms of this Lease. By the signatures below, the parties consent to the exclusive, personal jurisdiction by the courts of Florida and further, waive any objection thereto. Venue shall be the county in which the Building is located.

44.	LIMITATION OF LIABILITY OF MEMBERS AND OFFICERS.

Any obligation ofliability whatsoever of the Landlord, a Florida limited liability company, which may arise at any time under this Lease of any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its members, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

45.	-

Time is of the essence in connection with each and every provision of this Lease. If any time period under this Lease ends on a Saturday, Sunday, or any day on which the courts of Palm Beach County are closed, that time period shall be extended until the next business day.

46.	REPRESENTATIONS AND WARRANTIES.

Tenant represents and warrants to the Landlord that:

(i)

It is duly constituted, in good standing and qualified to do business in the State of Florida and the signatories signing on its behalf have the requisite authority to bind it to the obligations under this Lease; and

(ii)

The execution and entry into this Lease, and the performance of its duties and obligations under this Lease and of all other acts necessary and appropriate for the full consummation of this Lease, are consistent with and not in violation of any contract, agreement or other instrument to which it is a party, or any judicial order or judgment of any nature by which it is bound; and all necessary and appropriate actions have been taken by its authorizing and approving the execution of and entry into this Lease, the execution and delivery by it of the documents and instruments to be executed by it, and the performance by it of its duties and obligations under this Lease.

47.	WAIVER OF JURY TRIAL.

The Landlord and the Tenant waive trial by jury in any action, proceeding or counterclaim brought by the Landlord or the Tenant against the other with respect to any matter arising out of or in connection with this Lease, the Tenant's use and occupancy of the Premises, or the relationship of the Landlord and the Tenant. However, such waiver of jury trial will not apply to any claims for personal injury. If the Landlord commences any summary or other proceeding for non-payment ofrent or recovery of possession of the Premises, the Tenant shall not interpose any counterclaim in any such proceeding, unless failure to raise same would constitute awaiver.

48.	RADON GAS.

The Tenant hereby acknowledges receipt of the following notice as required by Section 404.056(5). Florida Statutes: radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels ofradon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

49.	RECORDING: CONFIDENTIALITY.

The Tenant will not record this Lease, or a short term memorandum, without the Landlord's written consent and any such recording without the Landlord's written consent will be an Event of Default. The Tenant agrees to keep the Lease terms, provisions and conditions confidential and will not disclose them to any other person without Landlord's prior written consent. However, the Tenant may disclose Lease terms, provisions and conditions to the Tenant's accountants, attorneys, managing employees and others in privacy with the Tenant, as reasonably necessary for the Tenant's business purposes, without such prior consent, provided that such persons agree to be bound by this provision as if they were the Tenant hereunder.

50.	JOINT AND SEVERAL LIABILITY.

In the event that two (2) or more persons (i.e., natural persons. corporations. partnerships. associations and other legal entities) shall sign this Lease as the Tenant, the liability of each such party to pay Rent due hereunder and perform all the other covenants of this Lease shall be joint and several. In the event the Tenant is a general partnership or a limited partnership with two or more general partners, the liability of each general partner under this Lease shall be joint and several.

51.	BUILDING NAME.

The Tenant will not, without the Landlord's consent, use the Landlord's or the Building's name, or any facsimile or reproduction of the Building, for any purpose; except that the Tenant may use the Building's name in the address of the business to be conducted by the Tenant in the Premises. The Landlord reserves the right, upon reasonable prior notice to the Tenant, to change the name or address of the Building.

52.	NO AIR RIGHTS.

This Lease does not grant any casements or rights for light, air or view. Any diminution or blockage oflight, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on the Landlord.

53.	DELIVERY FOR EXAMINATION.

Submission of the form of the Lease for examination will not bind the Landlord in any manner, and no obligations will arise under this Lease until it is signed by both the Landlord and the Tenant and delivery is made each to the other.

54.	LANDLORD/TENANT RELATIONSHIP.

The Landlord and the Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between the Landlord and the Tenant other than the relationship of landlord and tenant.

55.	COVENANTS INDEPENDENT.

The parties intend that this Lease be construed as if the covenant between the Landlord and the Tenant are independent and that the Rent will be payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease.

56.	ADDITIONAL LEASE PROVISIONS.

Additional provisions of this Lease are contained in the Schedules attached which are incorporated by this reference. These additional provisions shall control if in conflict with any of the foregoing provisions of this Lease.

[Signature page to follow]

IN WlTNESS WHEREOF, the undersigned have executed, sealed and delivered this Lease as of the date first above written.

LANDLORD:

JUPITER HARBOUR OFFICE, LLC,

a Florida limited liability Company

BY: /s/Joacim Borg

______________________________

Joacim Borg, Its Manager

TENANT:

DYADIC INTERNATIONAL (USA), INC,

a Florida Corporation

BY: /s/ Mark A. Emalfarb                           8/10/2023

_________________________________

Mark A. Emalfarb

This offer not be deemed accepted by the Landlord until this Lease is executed by it and a counterpart original returned to the Tenant.

Schedule A

Premises Description

SCHEDULE B

RULES AND REGULATIONS

I.         Rights of Entry. The Tenant will have the right to enter the Premises at any time. The Landlord will have the right to enter the Premises without prior notice to Tenant and at all reasonable hours to perform janitorial services, technical services and updates or clean windows; and also at any time during the last twelve (12) months of the Term, with reasonable prior notice to the Tenant of not less than 24 hours, to sho_w the Premises to prospective tenants.

2.         Right of Exclusion. The Landlord reserves the right to require each person entering the Building to sign a register and either (i) to present a Building pass, or (ii) to be announced to the tenant such person is visiting and to be accepted as a visitor by such tenant or to be otherwise properly identified. The Landlord may exclude from the Building any person who cannot comply with such requirement. The Landlord also reserves the right to require any person leaving the Building to sign a register or to surrender any special entry pass given to such person. If the Landlord elects to exercise the rights reserved above, the Landlord will furnish a Building pass to all persons designated by the Tenant in writing. Finally, the Landlord reserves the right to exclude or expel from the Building any person who, in the Landlord's judgment, is intoxicated or under the influence of alcohol or drugs.

3.         Obstruction. The Tenant will not obstruct or place anything in or on the sidewalks or driveways outside the Building, or in the lobbies, corridors, stairwells or other Common Areas. The Landlord may remove, at the Tenant's expense, any such obstruction or thing without notice or obligation to the Tenant.

4.         Refuse. The Tenant will place all refuse in the Premises in proper receptacles provided and paid for by Tenant, or in receptacles provided by the Landlord for the Building, and will not place any litter or refuse on or in the sidewalks or driveways outside the Building, or the Common Areas, lobbies, corridors, stairwells, ducts or shafts of the Building.

5.         Public Safety. The Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. The Tenant will not use any fire exits or stairways in the Building except in case ofemergency.

6.         Keys; Locks. The Landlord may from time to time install and change locks on entrances to the Building, Common Areas and the Premises, and will provide the Tenant with five (5) keys. If the Tenant desires additional keys, they will be furnished by the Landlord at the Landlord's sole discretion and the Tenant will pay a reasonable charge for them. The Tenant will not add or change existing locks on any door in or to the Premises without the Landlord's prior written consent. If with the Landlord's consent, the Tenant installs lock(s) incompatible with the Building master locking system:

a.	the Landlord, without abatement of Rent, will be relieved of any obligation under the Lease to provide any service that requires access to the affected areas;

b.	the Tenant will indemnify the Landlord against any expense as a result of forced entry to the affected areas which may be required in an emergency; and

c.	the Tenant will, at the end of the Term and at the Landlord's request, remove such lock(s) at the Tenant's expense.

At the end of the Term, the Tenant will promptly return to the Landlord all keys for the Building and Premises which are in the Tenant's possession.

7.         Aesthetics. Other than as provided for in the Lease, Tenant will not attach any awnings, signs, displays or projections to the outside or inside walls or windows of the Building which arc visible from outside the Premises without the Landlord's prior written approval, which may be withheld in the Landlord's sole discretion. The Tenant will use only Building Standard lighting in areas where such lighting is visible from outside the Building.

8.         Window Treatment. If the Tenant desires to attach or hang any curtains, blinds, shades or screens to or in any window or door of the Premises, the Tenant must obtain the Landlord's prior written approval. The Tenant will not coat or sunscreen the interior or exterior of any windows without the Landlord's express written consent. The Tenant will not place any objects on the windowsills that cause, in the Landlord's reasonable opinion, an aesthetically unacceptable appearance.

9.         Building Control. The Landlord reserves the right to control and operate the Common Areas as well as facilities furnished for the common use of tenants in such manner as the Landlord deems best for the benefit of tenants generally. The Landlord reserves the right to prevent access to the Building during an emergency by closing the doors or otherwise, for the safety of tenants and protection of the Building and property in the Building.

10.        Engineering Consent. All plumbing, electrical and heating, ventilating and air conditioning ("HVAC") work for and in the Premises requires the Landlord's prior written consent to maintain the integrity of the Building's electrical, plumbing and HVAC systems.

11.        HVAC Operation. The Tenant will not place objects or other obstructions on the HVAC convectors or diffusers and will not permit any other interference with the HVAC system. Whenever the HVAC system is operating, the Tenant will cause the shades, blinds or other window coverings in the Premises to be drawn as reasonably required by the position of the sun.

12.        Plumbing. The Tenant will only use plumbing fixtures for the purpose for which they are constructed. The Tenant will pay for all damages resulting from any misuse by the Tenant or plumbing fixtures.

13.        Equipment Location. The Landlord reserves the right to specify where the Tenant's business machines, mechanical equipment and heavy objects will be placed in the Premises in order to best absorb and prevent vibration, noise and annoyance to other tenants, and to prevent damage to the Building. The Tenant will pay the cost of any required professional engineering certification or assistance.

14.        Bicycles; Animals. The Tenant will not bring into, or keep about, the Premises any bicycles, vehicles, birds, animals (except seeing-eye dogs) or organic Christmas decor of any kind. Bicycles and vehicles may only be parked in areas designated for such purpose.

15.        Carpet Protection. In those portions of the Premises where carpet has been provided by the Landlord, the Tenant will, at its own expense, install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.

16.        Proper Conduct. The Tenant will conduct itself in a manner which is consistent with the character of the Building and will ensure that the Tenant's conduct will not impair the comfort or convenience of other tenants in theBuilding.

17.        Elevators. Any use of the elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after the Standard Work Week, must be scheduled through the Landlord or its property manager. The Tenant will reimburse the Landlord for any extra costs actually incurred by the Landlord in connection with any such non-passenger use of the elevators.

18.        Deliveries. The Tenant will ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by the Landlord. Such deliveries may not be made through any of the main entrances to the Building without the Landlord's prior permission. The Tenant will use or cause to be used, in the Building, hand trucks or other conveyances equipped with rubber tires and rubber side guards to prevent damage to the Building or property in the Building. The Tenant will promptly pay the Landlord the cost of repairing any damage to the Building caused by any person making deliveries to the Premises. The Tenant shall reimburse the Landlord for all costs incurred by the Landlord in connection with any deliveries made after the standard business hours of the Building, including, without limitation, amounts paid to Building employees to supervise such deliveries.

19.        Moving. The Tenant will ensure that furniture and equipment and other bulky matter being moved to or from the Premises are moved through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by the Landlord, and by movers or a moving company reasonably approved by the Landlord. The Tenant will promptly pay the Landlord the cost of repairing any damage to the Building caused by any person moving any such furniture, equipment or matter to or from the Premises. The Tenant shall reimburse the Landlord tor all costs incurred by the Landlord in connection with any moving activities performed by or at the request of the Tenant after the standard business hours of the Building, including, without limitation, amounts paid to Building employees to supervise such moving activities.

20.        Solicitations. Canvassing, soliciting and peddling in the Building are prohibited and the Tenant will cooperate in preventing the same and agrees to promptly report such known activities to Landlord.

21.        Food. Only persons approved from time to time by the Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Building. Except as may be specified in the Lease or on construction drawings for the Premises approved by the Landlord, and except for microwave cooking or other appliances that are included in the leased space at the time of moving into the leased space, the Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.

22.        Parking Rules and Regulations. The Tenant will comply with all reasonable rules and regulations applicable to the parking facilities serving the Building as determined by the parking facility operator.

23.        Hazardous Substances. Except as may be expressly permitted by Landlord in writing, the Tenant will not store, use, release, produce, process or dispose in, on or about, or transport to or from, the Premises or Building any Hazardous Substances. The Tenant agrees that its failure to comply with this paragraph will constitute a material breach of the Lease; however, such agreement will not be deemed to limit the materiality of any other Tenant breach of the Lease for failure to comply with any other Rules and Regulations.

24.        Employees, Agents and Invitees. In these Rules and Regulations, the Tenant's employees, agents, invitees, licensees arid others permitted by the Tenant to access, use or occupy the Premises.

25.        Work Orders. The Tenant requirements will be attended to only upon application to the Landlord. Building employees shall not be requested to perform, and shall not be requested by any tenant to perform, any work outside of regular duties, unless under specific instructions from the Landlord.

26.        Smoking. Neither the Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Premises unless the Tenant complies with all laws, ordinances, orders, rules and requirements of all federal, state and municipal authorities governing the regulation of smoking in places of employment. In addition to the foregoing, smoking shall be prohibited in all Common Areas, except in those portions of the Common Areas that have been declared designated smoking areas by the Landlord in its sole discretion from time to time. The Landlord shall have the right to designate the Building (including the Premises and Common Areas) as a smoke-free building.

27.        Heavy Loads. The Tenant shall not place a load upon any floor of the Building or parking area exceeding the floor load per square foot which such floor was designed to carry and which is allowed by certificate, rule, regulation, permit or law. The Landlord reserves the right to prescribe the weight and position of all safes and vaults, which must be placed by the Tenant, at the Tenant's expense. Business machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant's expense, in such a manner as shall be sufficient in the Landlord's judgment to absorb and prevent vibration, noise and annoyance.

28.        License. If any governmental license or permit shall be required for the proper and lawful conduct of the Tenant's business in the Premises, or any part thereof, other than a certificate of occupancy, and if failure to secure such license or permit would in any way affect the Landlord, then the Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by the Landlord. The Tenant shall at all times comply with the terms and conditions of each such license or permit, and failure to procure and maintain same by the Tenant shall not affect the Tenant's obligations hereunder.

29.        Disturbances. No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio, or television which, in the reasonable judgment of the Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the Premises by the Tenant which would unreasonably impair or interfere with the use or enjoyment by any other tenant of any other space in the Building. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

SCHEDULE C

JANITORIAL SERVICE

General - The janitorial services to be provided by the Landlord under this Lease shall be performed five (5) days per week and shall cover all areas of the Premises, other than mechanical rooms or electrical rooms and shall consist of the following:

Restrooms - Daily

•	Wash all mirrors
•	Wash hand basins and bright work with nonabrasive cleaner
•	Wash urinals and bright work
•	Damp mop floor
•	Damp wipe and clean where necessary
•	Partition and ventilating louvers are to be damp wiped weekly
•	Machine scrub floors with approved germicidal detergent solution on a monthly basis.

Toilet bowl brush shall be used on toilet bowls, and care shall be given to clean flush holes under the rim of bowls and passage traps. Bowl cleaner shall be used nightly. The intent of this specification is that restrooms shall be maintained in a clean and odor free condition.

Vacuuming- Daily/Weekly

All rugs and carpets in office areas as well as public spaces, shall be vacuumed daily in all traffic areas. Hard to reach places such as under desks and chairs shall be vacuumed weekly. All non-carpeted floor areas shall be dust mopped with a treated yarn dust mop. Dust mopping shall be performed after furniture has been dusted.

Vacuuming- Monthly

All ceiling and wall air supply and exhaust diffusers or grills shall he vacuumed once monthly.

Furniture, etc. Dusting - Daily

All unobstructed furniture, office equipment and appliances, windowsills, etc. shall be dusted with a treated cloth or static duster. This shall include all horizontal surfaces up to 84 inches high. Enough vertical surfaces shall be cleaned daily to complete all vertical surfaces each week. Desks and tables not cleared of paper and work materials shall not be dusted. Equipment such as computers, calculators, telephones, printers, etc. shall not be dusted.

Wastepaper - Daily

All wastepaper baskets are to be emptied daily. Wastebaskets shall be damp wiped as necessary. Plastic liners, where utilized, shall be changed as needed. No interior trash receptacle is to ever to be without a liner.

Spot Cleaning Carpets -Daily

All carpeted areas shall be inspected daily for spots and stains. All spots and stains shall be removed, if possible, as soon as possible. Where difficult spots are encountered, a notation shall he left with the building management representative.

Tile Floors - As Needed

When tile floors require wet mopping, they shall be left in a streak free condition. Extreme care shall be exercised in all mopping to avoid splashing walls or furniture. All tile floors shall be refinished, buffed and kept in a consistently clean condition at all times. Since some tile areas require more attention than others, refinishing and buffing shall be accomplished on an as-needed basis. Transporting of floor finish and other liquids over carpeted areas shall be accomplished in such a manner as to avoid spillage. Care shall be exercised in applying finish so as to keep it off furniture and walls. Floor machines shall be used in a careful manner to avoid damage to the walls, baseboards and furniture.

Special Floor Coverings

Parquet, quarry, ceramic, raised computer floors and other special floor coverings shall be treated with appropriate methods and approved materials, separately and at possible additional costs as determined with management.

High Dusting - Quarterly

Ledges, moldings, picture frames, etc. shall be cleaned quarterly or more frequently if necessary.

Blinds - Periodic

A sufficient number of blinds shall be dusted daily so that all blinds are dusted every 90 days.

Entrance Doors - Daily

All entrance doors shall be cleaned and polished daily.

Spot Cleaning - Daily/As Needed

All handprints and spots shall be removed from doors and light switches daily. All drinking fountains shall be cleaned, disinfected, and polished daily. Walls, woodwork, and interior glass shall be spot cleaned as needed.

Light Fixtures - Quarterly

The exterior of all light fixtures shall be dusted as needed. Light fixtures including reflectors, globes, diffusers, and trim should be washed annually as needed.

SCHEDULE D

RENT SCHEDULE

Base Rent:

$33.50/SqFt per month foot not inclusive of CAM, Real Estate Taxes, signage fee, Sales Taxes and other charges with annual increases of 3%. Rent paid monthly via ACH. Signage fee is $450 per month not inclusive of Sales Tax and commences on the day of installation of the sign and shall continue throughout the term of the Lease with annual increases of 3%. Unless Tenant exercises its option for signage the $450 fee plus Sales Tax will not be billed to Tenant under the Lease or any extensions exercised.

Common Area Maintenance (CAM):

$12.47/rentable square foot plus sales tax

Real Property Taxes:

$7.59/rentable square foot plus sales tax

Insurance:

$2.37/rentable square foot plus sales tax

ADDENDUM TO LEASE AGREEMENT

This Addendum to Lease Agreement (“Addendum”) hereby amends the Lease Agreement dated August 11, 2023 by and between Jupiter Harbour Office, LLC (“Landlord”) and Dyadic International (USA), Inc (“Tenant”) (hereinafter referred to as the “Lease”). Landlord and Tenant make the following terms and conditions part of the Lease:

1.	All terms and definitions set forth in the Lease apply to this Addendum.

2.	Tenant shall have the ability to terminate the Lease after August 11, 2025 following:
i.	Sixty (60) days' notice; and
ii.	Payment to Landlord in the amount equal to six (6) month’s Rent, Operating Expenses and CAM as early termination fee.

3.	Except as expressly amended hereby, all terms of the Lease shall remain in full force and effect and shall apply to the terms of this Addendum.

[Signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Addendum to Lease Agreement as of the           day of August, 2023.

LANDLORD:

JUPITER HARBOUR OFFICE, LLC,

a Florida, limited liability company

By:

Joacim Borg, Manager

Dated:

TENANT:

DYADIC INTERNATIONAL (USA), INC,

a Florida Corporation

By:

Mark Emalfarb, CEO

Dated: